DECHERT PRICE & RHOADS
                       1500 K Street N.W.
                    Washington, D.C.  20005

                       February 23, 1996

Focus Trust, Inc.
Two Penn Center Plaza
Suite 1810
Philadelphia, Pennsylvania 19102

     Re:  Rule 24f-2 Notice

Gentlemen:

     As counsel for Focus Trust, Inc. (the "Company"), a Maryland corporation consisting of a single series of shares, Focus Trust (the "Fund"), during the fiscal year ended December 31, 1995, we are familiar with the Company's registration under the Investment Company Act of 1940 and with the registration statement relating to its shares of common stock (the "Shares") under the Securities Act of 1933 (the "Registration Statement"). We have also examined such other records, agreements, documents and instruments as we have deemed appropriate.

     Based upon the foregoing, it is our opinion with respect to the Shares the registration of which is being made definite by the Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 ("Notice") being filed by the Company for its fiscal year ended December 31, 1995, assuming such Shares were sold at the public offering price and delivered by the Company on behalf of the Fund against receipt of the net asset value of the Shares in compliance with the terms of the Registration Statement and the requirements of applicable law, that such Shares were, when sold, duly and validly authorized, legally and validly issued, and fully paid and non-assessable.

     We consent to the filing of this opinion in connection with the Notice on Form 24F-2 to be filed by the Company with the Securities and Exchange Commission for the fiscal year ended
December 31, 1995.

                                   Very truly yours,

                                   Dechert Price & Rhoads